Exhibit 99

Dillard's, Inc. Reports Fourth Quarter and Fiscal Year Results

LITTLE ROCK, Ark.--(BUSINESS WIRE)--February 22, 2011--Dillard's, Inc. (NYSE: DDS) (the "Company" or "Dillard's") announced operating results for the 13 and 52 weeks ended January 29, 2011. This release contains certain forward-looking statements. Please refer to the Company's cautionary statements regarding forward-looking information included below under "Forward-Looking Information".

Highlights of the 13 weeks ended January 29, 2011 included:

  Earnings per share of $1.75 for the fourth quarter compared to $1.08 for the prior year fourth quarter. Net income was $109.6 million for the 13 weeks ended January 29, 2011 compared to $79.5 million for the 13 weeks ended January 30, 2010.
  A comparable store sales increase of 7% for the fourth quarter.
  Improved gross margin from retail operations of 90 basis points of sales compared to the prior year fourth quarter with a comparable store inventory decline of 2%.
  Advertising, selling, administrative and general expense (“operating expense”) leverage of 70 basis points of sales. Operating expenses as a percent of sales were 22.8% and 23.5% for the quarters ended January 29, 2011 and January 30, 2010, respectively.
  Repurchase of approximately $160.0 million (4.6 million shares) of Class A Common Stock under the Company’s $250 million share repurchase program.
  Ending cash position at January 29, 2011 of $343.3 million compared to $341.7 million at January 30, 2010.

Highlights of the 52 weeks ended January 29, 2011 included:

  Earnings per share of $2.67 for the fiscal year compared to $0.93 for the prior year. Net income was $179.6 million for the 52 weeks ended January 29, 2011 compared to $68.5 million for the 52 weeks ended January 30, 2010.
  Improved gross margin from retail operations of 190 basis points of sales compared to the prior year with a comparable store inventory decline of 2%.
  Operating expense leverage of 40 basis points of sales. Operating expenses as a percent of sales were 26.6% and 27.0% for the years ended January 29, 2011 and January 30, 2010, respectively.
  Cash flow from operations of $503.9 million allowing the repurchase of approximately $413.9 million (14.6 million shares) of Class A Common Stock under the Company’s share repurchase programs. Total shares outstanding at January 29, 2011 were 60.0 million shares compared to 73.8 million shares at January 30, 2010.

Dillard’s Chief Executive Officer, William T. Dillard, II, stated, “Our fourth quarter results underscore a year of progress at Dillard’s. We began 2010 well positioned to achieve notable results, and we remained focused on our core initiatives throughout the year. We executed disciplined inventory management and controlled our expenses while seeking clear distinction in the mind of the fashion consumer. With our strong cash flow, we were able to execute our share repurchase program, acquiring $414 million of our Class A Common Stock as a vote of confidence in Dillard’s and in support of our shareholders. We are energized by these results, and we are excited about the future of Dillard’s.”

Income – 13 Weeks

Dillard’s reported pretax income (income before income taxes and equity in losses of joint ventures) of $162.6 million for the 13 weeks ended January 29, 2011 compared to a $115.5 million for the 13 weeks ended January 30, 2010.

Net income for the 13 weeks ended January 29, 2011 was $109.6 million, or $1.75 per diluted share, compared to a net income for the 13 weeks ended January 30, 2010 of $79.5 million, or $1.08 per share. Included in net income for the 13 weeks ended January 29, 2011 are the following items:

  $7.5 million proceeds received as final payment related to hurricane losses ($4.8 million after tax or $0.08 per share).
  a $2.2 million pretax gain on disposal of assets primarily related to three closed stores ($1.4 million after tax or $0.02 per share).
  a $6.5 million income tax benefit ($0.10 per share) primarily related to net decreases in unrecognized tax benefits, interest and penalties due to resolutions of federal and state examinations, decreases in state net operating loss valuation allowances, and a decrease in a capital loss valuation allowance.

Included in net income for the 13 weeks ended January 30, 2010 are the following items:

  non-cash pretax asset impairment and store closing charges of $3.1 million ($2.0 million after tax or $0.03 per share).
  a $5.7 million pretax gain ($3.6 million after tax or $0.05 per share) related to proceeds received from settlement of the Visa Check/Mastermoney Antitrust litigation.
  a $2.3 million pretax gain on disposal of assets related to the sale of a vacant store location ($1.5 million after tax or $0.02 per share).

Income – 52 Weeks

Dillard’s reported pretax income (income before income taxes and equity in losses of joint ventures) of $268.7 million for the 52 weeks ended January 29, 2011 compared to $84.5 million for the 52 weeks ended January 30, 2010.

Net income for the 52 weeks ended January 29, 2011 was $179.6 million, or $2.67 per diluted share, compared to net income for the 52 weeks ended January 30, 2010 of $68.5 million, or $0.93 per share. Included in net income for the 52 weeks ended January 29, 2011 are the following items:

  $7.5 million proceeds received as final payment related to hurricane losses ($4.8 million after tax or $0.07 per share).
  non-cash pretax asset impairment and store closing charges of $2.2 million ($1.4 million after tax or $0.02 per share).
  a $5.1 million pretax gain on disposal of assets primarily related to five closed stores ($3.3 million after tax or $0.05 per share).
  a $9.7 million income tax benefit ($0.14 per share) primarily related to net decreases in unrecognized tax benefits, interest and penalties due to resolutions of federal and state examinations, decreases in state net operating loss valuation allowances, and a decrease in a capital loss valuation allowance.

Included in net income for the 52 weeks ended January 30, 2010 are the following items:

  non-cash pretax asset impairment and store closing charges of $3.1 million ($2.0 million after tax or $0.03 per share).
  a $5.7 million pretax gain ($3.6 million after tax or $0.05 per share) related to proceeds received from settlement of the Visa Check/Mastermoney Antitrust litigation.
  a $2.3 million pretax gain on disposal of assets related to the sale of a vacant store location ($1.5 million after tax or $0.02 per share).
  a $10.6 million income tax benefit, $0.14 per share, primarily related to state administrative settlement and a decrease in a capital loss valuation allowance.
  a pretax gain on early extinguishment of debt of $1.7 million ($1.0 million after tax or $0.01 per share) related to the repurchase of certain unsecured notes.

Net Sales/Total Revenues – 13 Weeks

Net sales for the 13 weeks ended January 29, 2011 were $1.934 billion compared to net sales for the 13 weeks ended January 30, 2010 of $1.834 billion. Net sales include the operations of the Company’s construction business, CDI Contractors, LLC (“CDI”).

Total merchandise sales, which exclude CDI, for the 13-week period ended January 29, 2011 were $1.912 billion compared to $1.794 billion for the 13-week period ended January 30, 2010. Total merchandise sales increased 6% for the fourth quarter while sales in comparable stores increased 7% for the period.

Net Sales/Total Revenues – 52 Weeks

Net sales for the 52 weeks ended January 29, 2011 were $6.121 billion compared to net sales for the 52 weeks ended January 30, 2010 of $6.095 billion.

Total merchandise sales, which exclude CDI, for the 52-week period ended January 29, 2011 were $6.020 billion compared to $5.890 billion for the 52-week period ended January 30, 2010. Total merchandise sales increased 2% for the fiscal year while sales in comparable stores increased 3% for the period.

Gross Margin/Inventory

Gross margin from retail operations (which excludes CDI) improved approximately 90 basis points of sales during the fourth quarter primarily as a result of the Company’s strong sales performance marked by a 7% comparable store sales increase. Gross margin from retail operations for the 52 weeks ended January 29, 2011 improved 190 basis points of sales. Inventory in comparable stores declined 2% at January 29, 2011 compared to January 30, 2010.

Consolidated gross margin (which includes CDI) improved 110 basis points of sales during the 13 weeks ended January 29, 2011 compared to the 13 weeks ended January 30, 2010. Consolidated gross margin improved 230 basis points of sales for the 52 weeks ended January 29, 2011 compared to the prior fiscal year.

Advertising, Selling, Administrative and General Expenses

Advertising, selling, administrative and general expenses increased approximately $10.6 million during the fourth quarter of 2010 primarily as a result of increases in payroll, services purchased and insurance partially offset by savings in advertising and property taxes. Operating expenses were $441.6 million (22.8% of sales) for the 13 weeks ended January 29, 2011 compared to $431.0 million (23.5% of sales) for the 13 weeks ended January 30, 2010. Operating expenses for the 52-week periods ended January 29, 2011 and January 30, 2010 were $1,625.8 million (26.6% of sales) and $1,644.1 million (27.0% of sales), respectively.

Share Repurchase

During the 13 weeks ended January 29, 2011, Dillard’s purchased $160.0 million (4.6 million shares) of Class A Common Stock under the Company’s $250 million share repurchase program which was authorized by the board of directors in August of 2010. During the 52 weeks ended January 29, 2011, Dillard’s purchased $413.9 million (14.6 million shares) of Class A Common Stock.

Total shares outstanding (Class A and Class B Common Stock) at January 29, 2011 and January 30, 2010 were 60.0 million and 73.8 million, respectively. At January 29, 2011, $18.7 million remained under the Company’s share repurchase program.

Credit Facility

As of January 29, 2011, there were no short-term borrowings outstanding under the Company’s $1.0 billion revolving credit facility. The credit agreement expires on December 12, 2012, and there are no financial covenants under this facility provided its availability exceeds $100 million. Letters of credit totaling $90.8 million were outstanding under the revolving credit facility as of January 29, 2011.

Store Information

During the 13 weeks ended January 29, 2011, Dillard’s closed its Coral Square Mall location in Coral Springs, Florida (98,000 square feet) as well as its Miami International Mall location in Miami, Florida (98,000 square feet). Dillard’s has announced the upcoming closure of its Decatur Mall location in Decatur, Alabama (128,000 square feet). The store is expected to close mid-year 2011.

At January 29, 2011, the Company operated 294 Dillard's locations and 14 clearance centers spanning 29 states and an Internet store at www.dillards.com. Total square footage at January 29, 2011 was 53.5 million.

Dillard’s, Inc. and Subsidiaries Condensed Consolidated Statements of Income (Unaudited) (In Millions, Except Per Share Data)

	13-Week Period Ended

	January 29, 2011		January 30, 2010

		% of Net Sales		% of Net Sales
	Amount		Amount

Net sales	$1,934.3	-	$1,834.0	-
Total revenues	1,977.0	102.2%	1,875.4	102.3%
Cost of sales	1,273.9	65.9	1,229.2	67.0
Advertising, selling, administrative and general expenses	441.6	22.8	431.0	23.5
Depreciation and amortization	68.4	3.5	64.8	3.5
Rentals	14.4	0.7	16.0	0.9
Interest and debt expense, net	18.4	1.0	18.2	1.0
Gain on disposal of assets	(2.3)	(0.1)	(2.4)	(0.1)
Asset impairment and store closing charges	-	-	3.1	0.2
Income before income taxes and equity in losses of joint ventures
	162.6	8.4	115.5	6.3
Income taxes	51.4		35.6
Equity in losses of joint ventures	(1.6)	(0.1)	(0.4)	0.0
Net income	$109.6	5.7%	$79.5	4.3%

Basic earnings per share	$1.77		$1.08
Diluted earnings per share	1.75		1.08
Basic weighted average shares	61.8		73.8
Diluted weighted average shares	62.8		73.8

Dillard’s, Inc. and Subsidiaries Condensed Consolidated Statements of Operations (Unaudited) (In Millions, Except Per Share Data)

	52-Week Period Ended

	January 29, 2011		January 30, 2010

		% of Net Sales		% of Net Sales
	Amount		Amount

Net sales	$6,121.0	-	$6,094.9	-
Total revenues	6,253.5	102.2%	6,226.6	102.2%
Cost of sales	3,976.1	65.0	4,102.9	67.3
Advertising, selling, administrative and general expenses	1,625.8	26.6	1,644.1	27.0
Depreciation and amortization	261.5	4.3	262.9	4.3
Rentals	51.0	0.8	58.3	1.0
Interest and debt expense, net	73.8	1.2	74.0	1.2
Gain on disposal of assets	(5.6)	(0.1)	(3.2)	(0.1)
Asset impairment and store closing charges	2.2	0.0	3.1	0.1
Income before income taxes and equity in losses of joint ventures
	268.7	4.4	84.5	1.4
Income taxes	84.5		12.7
Equity in losses of joint ventures	(4.6)	(0.1)	(3.3)	(0.1)
Net income	$179.6	2.9%	$68.5	1.1%

Basic earnings per share	$2.68		$0.93
Diluted earnings per share	2.67		0.93
Basic weighted average shares	66.9		73.8
Diluted weighted average shares	67.2		73.8

Dillard’s, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
(In Millions)

	January 29,	January 30,
	2011	2010
Assets
Current Assets:
Cash and cash equivalents	$343.3	$341.7
Accounts receivable, net	26.0	63.2
Merchandise inventories	1,290.1	1,300.7
Other current assets	42.5	43.9
Total current assets	1,701.9	1,749.5

Property and equipment, net	2,595.5	2,780.8
Other assets	76.8	76.0

Total Assets	$4,374.2	$4,606.3

Liabilities and Stockholders' Equity
Current Liabilities:
Trade accounts payable and accrued expenses	$689.3	$676.5
Current portion of long-term debt and capital leases	51.4	3.5
Federal and state income taxes including current deferred taxes
	90.6	89.0
Total current liabilities	831.3	769.0

Long-term debt and capital leases	708.6	770.0
Other liabilities	205.9	213.5
Deferred income taxes	341.7	349.7
Subordinated debentures	200.0	200.0
Stockholders' equity	2,086.7	2,304.1

Total Liabilities and Stockholders' Equity	$4,374.2	$4,606.3

Dillard’s, Inc. and Subsidiaries Condensed Consolidated Statements of Cash Flows (Unaudited) (In Millions)
	52-Week Period Ended
	January 29, 2011	January 30, 2010
Operating activities:
Net income	$179.6	$68.5
Adjustments to reconcile net income to
net cash provided by operating activities:
Depreciation and amortization of property and deferred financing cost	263.4	264.8
Deferred income taxes	18.4	(35.3)
Gain on disposal of property and equipment	(5.6)	(3.2)
Asset impairment and store closing charges	2.2	3.1
Excess tax benefits from share-based compensation	(3.4)	-
Gain on repurchase of debt	-	(1.7)
Changes in operating assets and liabilities:
Decrease in accounts receivable	37.3	24.8
Decrease in merchandise inventories	10.5	73.7
Decrease in federal income tax receivable	0.2	74.2
Decrease in other current assets	0.6	9.4
(Increase) decrease in other assets	(2.4)	8.2
Increase in trade accounts payable and accrued expenses and other liabilities	24.6	15.2
(Decrease) increase in income taxes payable	(21.5)	52.3
Net cash provided by operating activities	503.9	554.0
Investing activities:
Purchase of property and equipment	(98.2)	(75.1)
Proceeds from disposal of property and equipment	17.6	11.7
Net cash used in investing activities	(80.6)	(63.4)
Financing activities:
Principal payments on long-term debt and capital lease obligations	(17.4)	(33.9)
Cash dividends paid	(11.1)	(11.8)
Purchase of treasury stock	(413.9)	-
Excess tax benefits from share-based compensation	3.4	-
Proceeds from stock issuance	17.3	-
Decrease in short-term borrowings	-	(200.0)
Net cash used in financing activities	(421.7)	(245.7)
Decrease increase in cash and cash equivalents	1.6	244.9
Cash and cash equivalents, beginning of period	341.7	96.8
Cash and cash equivalents, end of period	$343.3	$341.7
Non-cash transactions:
Accrued capital expenditures	$1.6	$6.6
Stock awards	2.3	1.7
Capital lease transactions	4.0	-

Estimates for 2011

The Company is updating the following estimates for certain financial statement items for the fiscal year ending January 28, 2012 based upon current conditions. Actual results may differ significantly from these estimates as conditions and factors change – See “Forward-Looking Information”.

	In millions
	2011 Estimated	2010 Actual
Depreciation and amortization	$260	262
Rentals	46	51
Interest and debt expense, net	71	74
Capital expenditures	150	98

Forward-Looking Information

The foregoing contains certain “forward-looking statements” within the definition of federal securities laws. The following are or may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995: statements including (a) words such as “may,” “will,” “could,” “believe,” “expect,” “future,” “potential,” “anticipate,” “intend,” “plan,” “estimate,” “continue,” or the negative or other variations thereof, and (b) statements regarding matters that are not historical facts. The Company cautions that forward-looking statements contained in this report are based on estimates, projections, beliefs and assumptions of management and information available to management at the time of such statements and are not guarantees of future performance. The Company disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information, or otherwise. Forward-looking statements of the Company involve risks and uncertainties and are subject to change based on various important factors. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements made by the Company and its management as a result of a number of risks, uncertainties and assumptions. Representative examples of those factors include (without limitation) general retail industry conditions and macro-economic conditions; economic and weather conditions for regions in which the Company’s stores are located and the effect of these factors on the buying patterns of the Company’s customers, including the effect of changes in prices and availability of oil and natural gas; the availability of consumer credit; the impact of competitive pressures in the department store industry and other retail channels including specialty, off-price, discount and Internet retailers; changes in consumer spending patterns, debt levels and their ability to meet credit obligations; changes in legislation, affecting such matters as the cost of employee benefits or credit card income; adequate and stable availability and pricing of materials, production facilities and labor from which the Company sources its merchandise; changes in operating expenses, including employee wages, commission structures and related benefits; system failures or data security breaches; possible future acquisitions of store properties from other department store operators; the continued availability of financing in amounts and at the terms necessary to support the Company’s future business; fluctuations in LIBOR and other base borrowing rates; potential disruption from terrorist activity and the effect on ongoing consumer confidence; epidemic, pandemic or other public health issues; potential disruption of international trade and supply chain efficiencies; world conflict and the possible impact on consumer spending patterns and other economic and demographic changes of similar or dissimilar nature. The Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended January 30, 2010, contain other information on factors that may affect financial results or cause actual results to differ materially from forward-looking statements.

CONTACT:
Dillard's, Inc.
Julie J. Bull, 501-376-5965